Exhibit 3.1

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CHOICEPOINT INC.

ARTICLE I

CORPORATE NAME

The name of the Corporation is: ChoicePoint Inc. (hereinafter the “Corporation”).

ARTICLE II

AUTHORIZED SHARES

The Corporation shall have authority to issue not more than one thousand shares of Common Stock with $0.10 par value per share.

ARTICLE III

REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be at 40 Technology Parkway, Suite 300, Norcross, Georgia 30092. The registered agent of the Corporation shall be Corporation Service Company.

ARTICLE IV

PRINCIPAL OFFICE OF CORPORATION

The mailing address of the principal office of the Corporation is:

1000 Alderman Drive

Alpharetta, Georgia 30202

ARTICLE V

PURPOSE OF CORPORATION

The Corporation is organized for the purpose of engaging in any and all lawful acts or activities for which corporations may be organized under the Georgia Business Corporation Code (the “Code”) or under any act amendatory thereof, supplemental thereto, or substituted therefore.

ARTICLE VI

LIMITATIONS ON DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or failure to take any action as a director, except for liability (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (iii) for the types of liability set forth in Section 14-2-832 of the Code; or (iv) for any transaction from which the director received an improper personal benefit. If the Code is amended after the effective date of this Article to authorize corporate action further limiting the personal liability of directors, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Code, as so amended; provided, however, that no amendment to the Code after the effective date of this Article shall have the effect of limiting the liability of directors with respect to the matters described in clauses (i) through (iv) of the immediately preceding sentence. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any proceeding brought by or in the right of the Corporation (hereinafter, a “proceeding”), by reason of the fact he or she, or a person of whom he or she is a legal representative, is or was a director, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Code, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Code permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgements, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such director in connection with any such proceeding. Such indemnification shall continue as to a director who has ceased to be a director and shall inure to the benefit of the director’s heirs, executors and administrators. Except with respect to proceedings to enforce rights to indemnification by a director, the Corporation shall indemnify any such director in connection with a proceeding (or part thereof) initiated by such director only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right. The Corporation shall pay for or reimburse the actual and reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the Corporation: (i) a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Section 14-2-851(a) of the Code; and (ii) a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification for such expenses under this Article or otherwise. The undertaking must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the director’s financial ability to make payment. Notwithstanding anything in the foregoing to the contrary, the Corporation shall not indemnify or hold harmless any person (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (iii) for the types of liability set forth in Section 14-2-832 of the Code; or (iv) for any transaction from which the person received an improper personal benefit.